EXHIBIT 99.2

ANSYS, INC. FOURTH QUARTER AND FISCAL YEAR 2016

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

February 22, 2017

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q4 and FY 2016 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

February 23, 2017

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10100291.
•	A replay will be available within two hours of the call's completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10100291.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q4 and FY 2016 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FOURTH QUARTER AND YTD 2016 OVERVIEW

Q4 2016 was a very good quarter with revenue and earnings toward the high end of our guidance range. We reported consolidated non-GAAP revenue of $270.6 million, an increase of 7% and 8% in reported and constant currency, respectively. For the full year, consolidated revenue increased to $988.6 million, an increase of 5% in both reported and constant currency. We also achieved non-GAAP EPS of $0.98 in the fourth quarter, which represented 8% growth, and non-GAAP EPS for the full year was $3.63, representing 6% growth over 2015.

Our financial performance for FY 2016 included total cash flows from operations of $356.8 million that funded the repurchase of 3.7 million shares of stock, as well as a small acquisition. The 2016 fourth quarter and year-to-date GAAP results include approximately $3.4 million ($2.4 million, net of tax), or $0.03 per share, related to workforce realignment activities that were not previously included in the Company’s November 2016 financial guidance. These costs were excluded from the Company's non-GAAP results. The fourth quarter and FY 2016 results also include a charge of $4.7 million in connection with an employment-related settlement.  This charge is included in both the Company's GAAP and non-GAAP results, but was not included in the financial guidance that was provided in November 2016.

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The following are other notable comments and events related to Q4 2016 and FY 2016:

•	Lease license revenue grew 9% for the quarter and 7% for the year, while maintenance revenue grew 8% for the quarter and 9% for the year, all in constant currency.

•	Both lease licenses and maintenance contributed to the recurring revenue base continuing to remain strong at 71% of revenue for the quarter and 74% for FY 2016. Our perpetual license revenue grew 7% in Q4 and contracted by 4% in 2016, in constant currency. This comparative decline was due to a shift to lease by some customers, particularly in the more mature geographic markets, such as the U.S. and Japan.

•	There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to a record high of $637.8 million at December 31, 2016, an increase of 26.5% over 2015.

•	Our direct and indirect businesses contributed 75% and 25%, respectively, of Q4 revenue. The FY 2016 contribution was similar at 76% and 24% from the direct and indirect businesses, respectively.

•	Consistent with our commitment to return value to our stockholders, during the fourth quarter we repurchased 1.0 million shares at an average price of $93.05 per share. This brought our total repurchases for FY 2016 to 3.7 million shares at an average price per share of $90.90. We had 1.3 million shares remaining in the authorized share repurchase pool as of December 31, 2016. In February 2017, our Board of Directors approved an increase in the authorized share repurchase program of up to 5.0 million shares.

•	During Q4 we had 37 customers with orders in excess of $1 million, including seven customers with orders in excess of $10 million. During 2016, we had 139 customers with aggregate orders of more than $1 million, an increase of 7% over 2015. In Q4 we had eight enterprise agreements, bringing the total number of enterprise agreements to eighteen for 2016, three above our previous projection.

•	Total headcount on December 31, 2016 was approximately 2,800.

TECHNOLOGY UPDATES

Simulation empowers engineers at all levels and disciplines to digitally explore a product design and operation - thereby spurring innovation, reducing costly physical testing, improving time to market and lowering costs. ANSYS 18 expands the broadest engineering simulation portfolio on the market with new capabilities and technology to accurately predict the performance of today’s complex products across nearly every industry and throughout the product lifecycle.

Highlights from the ANSYS 18 release include:

Structures

For structural analysis, ANSYS 18 includes new technology to analyze complex material behaviors ranging from thermomechanical fatigue of high performance electronic components to accurately predicting the behavior of geomechanical structures like subsea pipelines and other massive capital investments by the oil and gas industry. ANSYS 18 also introduced an innovative upfront design solution which optimizes the general layout of material to meet structural performance goals. Instead of engineers predefining a structural configuration, this new technology attains any shape making it ideal for additive manufacturing initiatives.

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Electromagnetics

Over the past several releases, the electromagnetics portfolio has been addressing the trends of mobile communications, connected products, autonomous driving and electrification. The antenna and wireless design suite features new streamlined workflows, automated adaptive meshing for next-generation 5G product designs, and hybrid electromagnetic solvers to solve large-scale electromagnetic simulations for autonomous vehicle development and other advanced communication systems. In addition, a new layout assembly capability for advanced electronic design allows engineers to perform component and system-level verification for signal integrity, power integrity, and thermal analysis from a single design environment. For electrification programs in automotive, aerospace and industrial machinery sectors, quiet and efficient motors are paramount. For these markets, ANSYS 18 delivers a new noise-vibration solution, which includes the effects of magnetostriction and other multiphysics phenomena.

Fluids

ANSYS 18 introduces a new comprehensive product for experienced engineers and analysts who need to solve the toughest and broadest range of fluid dynamics problems with ANSYS’ standard for accuracy and performance. It includes all ANSYS CFD solvers, plus special simulation solutions for combustion, turbomachinery and material processing to meet the continuing demand for more efficient, sustainable products and manufacturing processes.

Semiconductors

Full-chip and chip-package-system analysis is critical to ensure first silicon success for chip designers. ANSYS 18 enables chip design based on the most advanced semiconductor process technology and ensures the highest possible power integrity and reliability across the chip, package and system. ANSYS RedHawk and ANSYS Totem are certified for TSMC 7nm process node standards, support analysis of TSMC InFO™ packaging, and perform self-heat analysis for advanced FinFET nodes. The design flows delivered in the semiconductor suite are fostering thinner and more reliable mobile and IoT products as well as high-performance chips for advanced driver assistance systems (ADAS).

Embedded Software

Our technology leadership in high-integrity embedded software solutions for avionics applications is extended in ANSYS 18 with an integrated model-based software development solution that spans architecture design to certified automatic code generation and fulfills stringent avionic standards such as DO-178C, ARINC 661 and FACE. On the automotive front, autonomous driving and ADAS applications are becoming increasingly complex to design and verify. With the new automotive embedded software stack in ANSYS 18, our customers can develop, test and certify ADAS applications that comply with the automotive open system architecture standard (AUTOSAR) as well as industry standards, such as ISO-26262.

AIM

ANSYS AIM is an easy-to-use, single-window application that combines guided workflows, accurate simulation solvers and optimization into a complete tool for performing simulation upfront in the product lifecycle. AIM supports common analyses for structural, fluid and injection molding applications. In ANSYS 18 new thermal and magnetic capabilities have been added specifically for designing electromagnetic devices such as transformers, converters and bus bars. Compatibility with ANSYS’ flagship mechanical and fluid simulation products have also been added - improved collaboration across the engineering enterprise as projects initiated by early design engineers can be transferred to analysts for more advanced analyses.

Systems

In today’s complex products, individual components must reach high levels of performance and efficiency while also operating in concert with hundreds of other components in the system. Simulation has to be performed at both the component and system level to verify product requirements. Breakthrough Reduced-Order Model technology in ANSYS 18 allows detailed 3-D component simulation results to be combined into a completed virtual prototype to verify system requirements. The systems environment also delivers extended support for open modeling and simulation standards like Modelica and the Functional Mock-up Interface so heterogeneous component models can be assembled across an enterprise or supply chain and co-simulated as a system.

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For more information on ANSYS 18.0, please go to our website using this link (http://www.ansys.com/products/release-highlights).

DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2015
Current Deferred Revenue	$403,279	$359,979	$364,644	$319,705
Current Backlog	$64,361	$49,611	$47,015	$43,701
Total Current Deferred Revenue and Backlog	$467,640	$409,590	$411,659	$363,406

Long-Term Deferred Revenue	$12,567	$10,623	$15,096	$14,480
Long-Term Backlog	$157,633	$64,621	$77,275	$58,315
Total Long-Term Deferred Revenue and Backlog	$170,200	$75,244	$92,371	$72,795

Total Deferred Revenue and Backlog	$637,840	$484,834	$504,030	$436,201

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. There was no impact on GAAP revenue for Q4 2016; the impact for YTD 2016 was $0.1 million. The impact was $0.4 million and $1.7 million for Q4 2015 and YTD 2015, respectively.

BOOKINGS

The Company’s total bookings were as follows:

(in thousands, except percentages)	2016	2015	% Change	% Change in Constant Currency
Q4 2016	$433,941	$321,660	34.9%	35.7%
FY 2016	$1,125,070	$987,079	14.0%	13.7%

There was an unfavorable foreign exchange impact on deferred revenue of $10.3 million and $2.8 million for the 2016 fourth quarter and fiscal year, respectively.

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NON-GAAP REVENUE

ANSYS, Inc.

NON-GAAP REVENUE COMPARISON

(Unaudited)

(in thousands, except percentages)	Q4 2016	% of Total	Q4 2015	% of Total	% Change	% Change in Constant Currency
Lease	$89,616	33.1%	$81,848	32.5%	9.5%	9.0%
Perpetual	71,890	26.6%	67,856	26.9%	5.9%	6.7%
Maintenance	101,970	37.7%	95,184	37.8%	7.1%	7.7%
Service	7,152	2.6%	7,119	2.8%	0.5%	1.5%
Total	$270,628		$252,007		7.4%	7.7%

ANSYS, Inc.

NON-GAAP REVENUE COMPARISON

(Unaudited)

(in thousands, except percentages)	FY 2016	% of Total	FY 2015	% of Total	% Change	% Change in Constant Currency
Lease	$340,358	34.4%	$317,038	33.6%	7.4%	6.7%
Perpetual	227,843	23.0%	239,205	25.3%	(4.7)%	(4.3)%
Maintenance	394,821	39.9%	365,147	38.7%	8.1%	9.0%
Service	25,546	2.6%	23,088	2.4%	10.6%	11.0%
Total	$988,568		$944,478		4.7%	4.9%

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.

NON-GAAP REVENUE GEOGRAPHIC COMPARISON

(Unaudited)

(in thousands, except percentages)	Q4 2016	% of Total	Q4 2015	% of Total	% Change	% Change in Constant Currency
North America	$105,421	39.0%	$95,854	38.0%	10.0%	10.0%

Germany	26,386	9.7%	25,476	10.1%	3.6%	6.2%
United Kingdom	7,813	2.9%	10,609	4.2%	(26.4)%	(12.6)%
Other Europe	41,424	15.3%	42,199	16.7%	(1.8)%	0.4%
Europe	75,623	27.9%	78,284	31.1%	(3.4)%	0.5%

Japan	29,559	10.9%	26,810	10.6%	10.3%	0.3%
Other Asia-Pacific	60,025	22.2%	51,059	20.3%	17.6%	18.2%
Asia-Pacific	89,584	33.1%	77,869	30.9%	15.0%	12.0%

Total	$270,628		$252,007		7.4%	7.7%

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ANSYS, Inc.

NON-GAAP REVENUE GEOGRAPHIC COMPARISON

(Unaudited)

(in thousands, except percentages)	FY 2016	% of Total	FY 2015	% of Total	% Change	% Change in Constant Currency
North America	$381,302	38.6%	$368,435	39.0%	3.5%	3.6%

Germany	99,816	10.1%	94,610	10.0%	5.5%	8.2%
United Kingdom	33,887	3.4%	39,238	4.2%	(13.6)%	(4.2)%
Other Europe	155,225	15.7%	156,548	16.6%	(0.8)%	1.2%
Europe	288,928	29.2%	290,396	30.7%	(0.5)%	2.8%

Japan	120,160	12.2%	104,463	11.1%	15.0%	5.1%
Other Asia-Pacific	198,178	20.0%	181,184	19.2%	9.4%	10.9%
Asia-Pacific	318,338	32.2%	285,647	30.2%	11.4%	8.8%

Total	$988,568		$944,478		4.7%	4.9%

Regional Commentary

North America

North America revenue grew 10% and 4% in constant currency for Q4 and FY 2016, respectively. Additionally, Q4 and FY 2016 results were impacted by a combination of factors that have been highlighted throughout the past year, including a partial shift in the preference for time-based licenses that resulted in a 15% increase in lease revenue in Q4 and 9% in FY 2016. North America continued to lead with 20 deals above $1 million closed in the fourth quarter, the majority of which were lease transactions or, in certain instances, perpetual licenses that are subject to ratable revenue recognition under existing GAAP rules. In the fourth quarter, we continued to see an increasing interest from certain of our larger customers to expand the use of ANSYS simulation technologies and services to accelerate the pace of innovation and to increase efficiencies within their organizations.

Aerospace and defense performed well due to continuing strong, external industry tailwinds, including a robust commercial sector, loosening defense spending and the aggressive space race. Our shift to strategic account management and the enterprise licensing model are enabling us to capture pent-up demand for long-term enterprise vendor consolidation, particularly in North America. Automotive industry fundamentals remain healthy, with companies investing in R&D to support ongoing fuel economy, emissions requirements and accelerated development of autonomous driving systems. While the renewable energy and nuclear sectors remain strong, it is not enough to offset the continuing negative impact of the oil and gas sector. However, the upward trend in the price of oil is starting to loosen stalled capital expenditure projects.

Europe

Europe delivered the weakest results with constant currency growth of less than 1% in Q4 and 3% for FY 2016. The results reflect a combination of pockets of lingering economic and geo-political issues, and very mixed sales execution. Germany continued to lead the region with 6% and 8% constant currency growth for Q4 and FY 2016, respectively. During Q4, we also reported growth in several smaller markets, offset by continued weakness in our larger markets such as the UK and France. In recognition of the disappointing results in our European business, in the fourth quarter the company took specific actions to improve sales execution and our go-to-market strategy in the region. These included, but were not limited to, senior sales leadership changes, a new organizational structure that allows for more effective deployment of sales resources by separating out the largest economies and consolidating smaller and similar economies, and a greater emphasis on partnering with the indirect channel. We believe these changes will set the foundation for a stronger 2017 in Europe.

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Qualitatively, the industry trends in Europe for the quarter were similar to those described for North America. However, the impact of the low oil price had less of an impact on our European revenue, as reductions in oil and gas revenue in the UK and Nordic regions were more than offset by gains elsewhere in off-shore renewables, nuclear and power generation. Europe continues to feel the effects of the emissions scandal, which has resulted in budget reductions across the European supply chain. This highlights the increasing difficulty companies are facing to meet regulatory standards and that will tend to increase the reliance on simulation-based approaches as they struggle to deal with these challenges.

Asia-Pacific

Driven by continued strong performance in China, India and Taiwan, the Q4 results in Asia-Pacific included revenue growth of 12% and an increase in lease revenue of 6%, both in constant currency. Throughout 2016, the market dynamics in Japan have been similar to those that we have been experiencing in North America, with certain customers showing an increased preference for our lease option. For FY 2016, the Asia-Pacific region experienced 9% overall growth and 8% growth in lease revenue, both in constant currency. China, India, Taiwan and Hong Kong continued positive growth trends, all reporting double-digit constant currency growth in the quarter. Consistent with the trends that we have been communicating throughout this year, we continued to experience faster growth within the commercial sector in China. The business in the state-owned enterprises has grown at a much slower pace in 2016, due to naturally occurring buying cycles in the Chinese government’s five-year plan. Overall, the quarterly revenue growth in the region included double-digit constant currency revenue growth from the indirect channel in China, India, Taiwan and South Korea. The Q4 growth was adversely impacted by slower growth in our direct business in South Korea.

From an industry perspective, electronics was by far the strongest sector in Asia-Pacific, pivoting towards connected and autonomous vehicles, data center technologies and IoT, as reliability and robustness became ever more important. Due to the emergence of a domestic industrial equipment sector in the region, we continued to see growth in adoption of the broader portfolio to include integrated multi-physics and control software. The energy segment performed relatively well due to ANSYS having a lower reliance on oil and gas revenue in this region and being buoyed by increased investments in power generation, transmission equipment and nuclear.

INCOME STATEMENT HIGHLIGHTS

Q4 2016 MARGINS AND OUTLOOK: The non-GAAP gross and operating margins were 89.3% and 45.1%, respectively, for the fourth quarter and 89.2% and 47.0%, respectively, for FY 2016. The fourth quarter and FY 2016 operating margins were adversely affected by a $4.7 million employment-related settlement.

Looking ahead into Q1 2017, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% - 89% and a non-GAAP operating margin of approximately 45% – 46%. Our current outlook for FY 2017 assumes a non-GAAP gross profit margin of 88% - 89% and a non-GAAP operating margin of 46% - 47%.

Q4 2016 TAX RATE AND OUTLOOK: Our Q4 non-GAAP effective tax rate was 30.1% and our GAAP rate was 28.6%. Our YTD non-GAAP effective tax rate was 31.1% and the YTD GAAP rate was 30.2%.

For the first quarter of 2017, we are forecasting a non-GAAP effective tax rate of 34.0% - 34.5%. Our current outlook for FY 2017 assumes an effective tax rate of approximately 33.0% - 34.0%.

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WORKFORCE REALIGNMENT: The 2016 fourth quarter and FY 2016 GAAP results include approximately $3.4 million ($2.4 million, net of tax), or $0.03 per share, related to workforce realignment activities that were not previously included in the Company’s November 2016 financial guidance. The Company expects to incur additional charges of $10 - $15 million ($7 - $11 million, net of tax), primarily in the first quarter of 2017, related to additional realignment charges. These charges are excluded from the Company's non-GAAP results and related non-GAAP financial guidance.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $822.9 million as of December 31, 2016, of which 72% was held domestically.
•	Cash flows from operations were $96.2 million for the fourth quarter of 2016 as compared to $109.2 million for the fourth quarter of 2015. Cash flows from operations were $356.8 million for FY 2016 as compared to $367.5 million for FY 2015.
•	Consolidated net DSO was 38 days.
•	Capital expenditures totaled $4.2 million for the fourth quarter of 2016 and $12.4 million for FY 2016. We are currently planning on total 2017 capital expenditures in the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

We had 87.8 million fully diluted weighted average shares outstanding in Q4. In line with our commitment to return capital to stockholders, we repurchased $1.0 million shares during Q4 at an average price of $93.05 per share and repurchased 3.7 million shares in FY 2016 at an average price of $90.90. As of December 31, 2016, the Company had 1.3 million shares remaining in its authorized share repurchase program. In February 2017, the Company's Board of Directors increased the authorized share repurchase program to 5.0 million shares.

We are currently expecting approximately 87.0 - 87.5 million fully diluted shares outstanding for Q1 2017 and approximately 86.0 - 87.0 million outstanding for FY 2017.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Cost of sales:
Software licenses	$177	$196	$701	$745
Maintenance and service	378	436	1,578	1,868
Operating expenses:
Selling, general and administrative	4,830	4,115	15,990	17,153
Research and development	3,398	3,473	15,078	14,185
Stock-based compensation expense before taxes	8,783	8,220	33,347	33,951
Related income tax benefits	(2,610)	(3,202)	(10,538)	(11,656)
Stock-based compensation expense, net of taxes	$6,173	$5,018	$22,809	$22,295

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CURRENCY

CURRENCY IMPACT COMPARED TO Q4 and FY 2015: The fourth quarter and FY 2016 revenue were unfavorably impacted by currency fluctuations of $0.7 million and $2.2 million, respectively. The fourth quarter and FY 2016 operating income were favorably impacted by currency fluctuations of $0.9 million and $1.0 million, respectively.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for Q1 2017 are 1.05 – 1.08 for the Euro, 1.23 – 1.26 for the British Pound and 112 – 115 for the Japanese Yen. Our assumptions for FY 2017 are 1.05 – 1.08 for the Euro, 1.24 – 1.27 for the British Pound and 112 – 115 for the Japanese Yen. These rates compare to those provided with our previous FY 2017 guidance of 1.08 – 1.11 for the Euro, 1.20 - 1.23 for the British Pound and 102 – 105 for the Japanese Yen.

OUTLOOK

Q1 and FY 2017 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the fourth quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q1 2017. We are currently forecasting non-GAAP and GAAP revenue in the range of $237 - $246 million; non-GAAP diluted EPS in the range of $0.81 - $0.85, and GAAP diluted EPS in the range of $0.51 - $0.63.

We are updating our previous outlook for FY 2017 to reflect updates to currency rate assumptions, particularly the 9% weakening of the Japanese Yen. Our updated outlook includes non-GAAP and GAAP revenue in the range of $1.010 billion - $1.045 billion. Our non-GAAP diluted EPS outlook for FY 2017 is in the range of $3.63 - $3.83, and we expect GAAP diluted EPS in the range of $2.84 - $3.16.

This outlook also factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts, as well as our continued realignment activities. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Enterprise License Agreement (ELA): A contract with a customer who makes a decision to deploy ANSYS software across its business. These contracts typically involve large organizational and financial commitments, include products from multiple product lines from the company’s suite of software products, and typically include training and other engineering services. The software component of these contracts can include time-based licenses, perpetual licenses, maintenance or a combination of all three.

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Lease or Time-Based License: A license of a stated product of the company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period.

Perpetual / Paid-Up License: A license of a stated product and version of the company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up-front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

Vendor-Specific Objective Evidence (VSOE): Sufficient evidence of the fair value of the elements in a multiple-element arrangement that allows a company to separate the elements and to account for each element separately. If sufficient VSOE of fair value does not exist to allocate revenue to the various elements of an arrangement, revenue from the arrangement may be either deferred or recognized ratably over the contract period, depending on the facts and circumstances of the particular contract.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the first quarter of 2017, FY 2017, FY 2018 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended
	December 31, 2016				December 31, 2015
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$270,628	$—		$270,628	$251,647	$360	(3)	$252,007
Operating income	96,966	25,124	(1)	122,090	96,943	22,780	(4)	119,723
Operating profit margin	35.8%			45.1%	38.5%			47.5%
Net income	$69,983	$16,141	(2)	$86,124	$68,021	$14,396	(5)	$82,417
Earnings per share – diluted:
Earnings per share	$0.80			$0.98	$0.75			$0.91
Weighted average shares	87,811			87,811	90,549			90,549

(1)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations, $8.8 million of stock-based compensation expense, $3.4 million of restructuring charges and $0.2 million of transaction expenses related to business combinations.
(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $9.0 million.
(3)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(4)	Amount represents $14.2 million of amortization expense associated with intangible assets acquired in business combinations, $8.2 million of stock-based compensation expense and the $0.4 million adjustment to revenue as reflected in (3) above.
(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $8.4 million.

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	Twelve Months Ended
	December 31, 2016				December 31, 2015
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$988,465	$103	(1)	$988,568	$942,753	$1,725	(4)	$944,478
Operating income	376,242	88,114	(2)	464,356	353,679	94,665	(5)	448,344
Operating profit margin	38.1%			47.0%	37.5%			47.5%
Net income	$265,636	$57,286		$322,922	$252,521	$60,854	(6)	$313,375
Earnings per share – diluted:
Earnings per share	$2.99			$3.63	$2.76			$3.42
Weighted average shares	88,969			88,969	91,502			91,502

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $50.8 million of amortization expense associated with intangible assets acquired in business combinations, $33.3 million of stock-based compensation expense, the $0.1 million adjustment to revenue as reflected in (1) above, $3.4 million of restructuring charges and $0.4 million of transaction expenses related to business combinations.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $30.8 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $58.1 million of amortization expense associated with intangible assets acquired in business combinations, $34.0 million of stock-based compensation expense, the $1.7 million adjustment to revenue as reflected in (4) above and $0.8 million of transaction expenses related to business combinations.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $33.8 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

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Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Stock-based compensation (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

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Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com

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